Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

SynCardia Systems Inc.

Tucson, Arizona

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 14, 2015, except for the first table in Note 7 and Note 18 which are as of August 17, 2015, relating to the consolidated financial statements of SynCardia Systems Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Phoenix, Arizona,

August 17, 2015